Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES STRONG FINISH TO FISCAL 2016; PROVIDES GUIDANCE FOR FISCAL 2017

•	Company achieves fourth quarter earnings per share of $0.34; full year earnings per share of $1.07

•	Strong quarterly revenue of $359.6 million despite a challenging business environment

•	In fiscal 2016, the Company purchased over 650 thousand shares totaling $10.5 million

•	Fiscal 2017 guidance for revenue of $1.30 billion to $1.45 billion and fully diluted EPS of $1.10 to $1.40

TULSA, OK – August 30, 2016 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2016.

“Despite continued market pressure on our customers as a result of current commodity pricing, our financial performance in this quarter provided a strong close to the fiscal year," said the Company's President and CEO John R. Hewitt. "Looking forward, the construction of TransCanada's Napanee Generating Station and all six terminals for Energy Transfer's Dakota Access Pipeline continue to progress and underpin the outlook for the coming year. We begin fiscal 2017 with an historically normal level of backlog and, even in this difficult market environment, expect a strong level of project awards by the end of the calendar year. Additionally, our balance sheet remains strong and Company liquidity is nearly $231 million - 32 percent higher than year-end fiscal 2015."

In addition to sound financial performance, the Company achieved record safety results for the fiscal year, with a Total Recordable Incident Rate of 0.55. "In this business, nothing is more important than the safety of our employees, customers and fellow contractors," said Hewitt. "These results are a tribute to our employees' commitment to our core values and their focus on providing quality and leadership in the work we do."

Fourth Quarter Fiscal 2016 Results

Revenue for the fourth quarter ended June 30, 2016 was $359.6 million compared to $364.4 million in the same period a year earlier, a decrease of $4.8 million, or 1.3%. In the fourth quarter ended June 30, 2016, the Company generated net income of $9.1 million, or $0.34 per fully diluted share. In the same period a year earlier, the Company earned $10.9 million, or $0.40 per fully diluted share.

On a segment basis, revenue increased $31.6 million and $2.1 million in the Storage Solutions and Electrical Infrastructure segments, driven largely by our major projects. These increases were offset by decreases in the Industrial and Oil Gas & Chemical segments of $21.9 million and $16.6 million, as a result of continued commodity price pressure.

Consolidated gross profit was $34.1 million in the three months ended June 30, 2016 compared to $40.4 million in the three months ended June 30, 2015, primarily as a result of lower gross profit in the Industrial segment. Fiscal 2016 gross margins were 9.5% compared to 11.1% in the same period a year earlier.

Selling, general and administrative costs were $19.6 million in the fourth quarter of fiscal 2016, compared to $22.0 million in the same period a year earlier due largely to a reduction in incentive compensation as well as efficiency improvements. SG&A expense as a percentage of revenue decreased to 5.5% in the three months ended June 30, 2016 as compared to 6.0% for the three months ended June 30, 2015.

Fiscal 2016 Results

Revenue for the year ended June 30, 2016 was $1.312 billion compared to $1.343 billion in the same period a year earlier, a decrease of $31.2 million, or 2.3%. In fiscal 2016, the Company earned net income of $28.9 million, or $1.07 per fully diluted share. In the same period a year earlier, the Company earned $17.2 million, or $0.63 per fully diluted share. The Company's portion of the acquired joint venture project charges recorded in fiscal 2015, which have been discussed in previous earnings releases, totaled $34.7 million. The charges, which were partially offset by lower incentive compensation, reduced earnings for the period by $0.67 per fully diluted share.

On a segment basis, revenue decreased in the Industrial and Oil Gas & Chemical segments by $127.1 million and $55.6 million, respectively, partially offset by increases of $91.1 million and $60.4 million in the Electrical Infrastructure and Storage Solutions segments, respectively. In the Industrial segment, lower commodity prices caused decreased business volumes in the iron and steel and mining markets. In the Oil Gas & Chemical segment, low prevailing commodity prices in fiscal 2016 and a significant turnaround in fiscal 2015 led to lower revenues in fiscal 2016. The increases in the Electrical Infrastructure and Storage Solutions segments is attributable to work on the major projects mentioned above.

Consolidated gross profit was $126.0 million in the year ended June 30, 2016 compared to $87.4 million in same period a year earlier. Fiscal 2016 gross margins were 9.6%. Fiscal 2015 gross margins were reduced by 4.3% to 6.5% due to charges related to the acquired joint venture project.

Consolidated SG&A expenses were $85.1 million in the year ended June 30, 2016 compared to $78.6 million in the same period a year earlier. The increase in fiscal 2016 SG&A expense is primarily related to a bad debt charge of $5.2 million and $1.2 million of costs related to the Baillie Tank Equipment, Ltd. acquisition completed in February 2016. SG&A, inclusive of the bad debt charge and acquisition expense, was 6.5% of revenue in the year ended June 30, 2016 compared to 5.8% in the same period a year earlier.

Income Tax Expense

The effective tax rates were 35.6% for the three months and fiscal year ended June 30, 2016. The Company estimates that its fiscal 2017 effective tax rate will approximate 36.0%.

Backlog

Backlog at June 30, 2016 totaled $868.7 million compared to record backlog of $1.421 billion at June 30, 2015, due to two major multi-year project awards in the second half of fiscal 2015. Project awards in the three months and for the fiscal year ended June 30, 2016 totaled $195.8 million and $793.6 million, respectively.

Financial Position

The Company’s cash balance was $71.7 million at June 30, 2016. In fiscal 2016, the Company generated $30.3 million from operations, funded capital expenditures of $13.9 million, acquired a company for $13.0 million and repurchased shares for $10.5 million. In addition, the Company expended $8.8 million to pay off the outstanding balance under the senior credit facility. The cash balance along with availability under the senior credit facility gives the Company liquidity of $230.8 million at June 30, 2016.

Earnings Guidance

The Company expects that fiscal 2017 revenue will be between $1.30 billion and $1.45 billion and that earnings will be between $1.10 and $1.40 per fully diluted share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Wednesday, August 31, 2016 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues	$359,635	$364,417	$1,311,917	$1,343,135
Cost of revenues	325,536	324,013	1,185,926	1,255,765
Gross profit	34,099	40,404	125,991	87,370
Selling, general and administrative expenses	19,600	22,030	85,109	78,568
Operating income	14,499	18,374	40,882	8,802
Other income (expense):
Interest expense	(96)	(290)	(852)	(1,236)
Interest income	43	78	190	468
Other	(256)	(123)	(567)	158
Income before income tax expense	14,190	18,039	39,653	8,192
Provision for federal, state and foreign income taxes	5,056	6,819	14,116	10,090
Net income (loss)	9,134	11,220	25,537	(1,898)
Less: Net income (loss) attributable to noncontrolling interest	—	304	(3,326)	(19,055)
Net income attributable to Matrix Service Company	$9,134	$10,916	$28,863	$17,157
Basic earnings per common share	$0.35	$0.41	$1.09	$0.64
Diluted earnings per common share	$0.34	$0.40	$1.07	$0.63
Weighted average common shares outstanding:
Basic	26,434	26,633	26,597	26,603
Diluted	26,774	27,132	27,100	27,177

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2016	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$71,656	$79,239
Accounts receivable, less allowances (2016 - $8,403; 2015 - $561)	190,434	199,149
Costs and estimated earnings in excess of billings on uncompleted contracts	104,001	86,071
Inventories	3,935	2,773
Income taxes receivable	9	579
Other current assets	5,411	5,660
Total current assets	375,446	373,471
Property, plant and equipment, at cost:
Land and buildings	39,224	32,746
Construction equipment	90,386	87,561
Transportation equipment	49,046	47,468
Office equipment and software	29,577	28,874
Construction in progress	7,475	5,196
Total property, plant and equipment - at cost	215,708	201,845
Accumulated depreciation	(130,977)	(116,782)
Property, plant and equipment - net	84,731	85,063
Goodwill	78,293	71,518
Other intangible assets	20,999	23,961
Deferred income taxes	3,719	3,729
Other assets	1,779	3,947
Total assets	$564,967	$561,689

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2016	June 30, 2015
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$141,445	$125,792
Billings on uncompleted contracts in excess of costs and estimated earnings	58,327	96,704
Accrued wages and benefits	27,716	26,725
Accrued insurance	9,246	8,100
Income taxes payable	2,675	3,268
Other accrued expenses	6,621	6,498
Total current liabilities	246,030	267,087
Deferred income taxes	3,198	1,244
Borrowings under senior revolving credit facility	—	8,804
Other liabilities	173	—
Total liabilities	249,401	277,135
Commitments and contingencies
Matrix Service Company Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2016 and June 30, 2015; 26,297,145 and 26,440,823 shares outstanding as of June 30, 2016 and June 30, 2015	279	279
Additional paid-in capital	126,958	123,038
Retained earnings	223,257	194,394
Accumulated other comprehensive income	(6,845)	(5,926)
	343,649	311,785
Less treasury stock, at cost — 1,591,072 and 1,447,394 shares as of June 30, 2016 and June 30, 2015	(26,907)	(18,489)
Total Matrix Service Company stockholders' equity	316,742	293,296
Noncontrolling interest	(1,176)	(8,742)
Total stockholders' equity	315,566	284,554
Total liabilities and stockholders’ equity	$564,967	$561,689

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2016
Gross revenues	$97,574	$64,291	$164,664	$33,369	$359,898
Less: inter-segment revenues	—	76	186	1	263
Consolidated revenues	97,574	64,215	164,478	33,368	359,635
Gross profit	10,165	4,283	18,077	1,574	34,099
Operating income (loss)	$5,719	$74	$9,144	$(438)	$14,499

Three Months Ended June 30, 2015
Gross revenues	$95,496	$82,596	$133,178	$57,146	$368,416
Less: inter-segment revenues	—	1,810	314	1,875	3,999
Consolidated revenues	95,496	80,786	132,864	55,271	364,417
Gross profit	7,532	6,395	18,089	8,388	40,404
Operating income	$2,191	$1,241	$10,284	$4,658	$18,374

Twelve Months Ended June 30, 2016
Gross revenues	$349,011	$252,973	$564,738	$149,744	$1,316,466
Less: inter-segment revenues	—	3,178	1,226	145	4,549
Consolidated revenues	349,011	249,795	563,512	149,599	1,311,917
Gross profit	29,301	18,553	67,843	10,294	125,991
Operating income (loss)	$11,144	$(3,503)	$33,449	$(208)	$40,882

Twelve Months Ended June 30, 2015
Gross revenues	$257,930	$310,826	$504,155	$281,319	$1,354,230
Less: inter-segment revenues	—	5,466	1,032	4,597	11,095
Consolidated revenues	257,930	305,360	503,123	276,722	1,343,135
Gross profit (loss)	(31,444)	25,394	58,085	35,335	87,370
Operating income (loss)	$(44,293)	$7,064	$29,069	$16,962	$8,802

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amount.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2016

The following table provides a summary of changes in our backlog for the three months ended June 30, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2016	$383,929	$101,047	$482,867	$64,630	$1,032,473
Project awards	83,436	54,646	40,624	17,128	195,834
Revenue recognized	(97,574)	(64,215)	(164,478)	(33,368)	(359,635)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672
Twelve Months Ended June 30, 2016

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2015	$493,973	$132,985	$670,493	$123,147	$1,420,598
Project awards	224,829	208,288	274,045	86,448	793,610
Project delays and cancellations	—	—	(22,013)	(11,606)	(33,619)
Revenue recognized	(349,011)	(249,795)	(563,512)	(149,599)	(1,311,917)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672